Exhibit 99.1

For immediate release

August 13, 2019

AtriCure Completes Acquisition of SentreHEART

MASON, Ohio—(BUSINESS WIRE) –August 13, 2019— AtriCure, Inc. (Nasdaq: ATRC), a leading innovator in treatments for atrial fibrillation (Afib) and left atrial appendage management (LAAM), today announced that it has completed its previously announced acquisition of SentreHEART, Inc., a privately held developer of percutaneous left atrial appendage management solutions.

About AtriCure, Inc.

AtriCure, Inc. provides innovative technologies for the treatment of Afib and related conditions. Afib affects more than 33 million people worldwide. Electrophysiologists and cardiothoracic surgeons around the globe use AtriCure technologies for the treatment of Afib and reduction of Afib related complications. AtriCure’s Isolator® Synergy™ Ablation System is the first and only medical device to receive FDA approval for the treatment of persistent Afib. AtriCure’s AtriClip Left Atrial Appendage (LAA) Exclusion System products are the most widely sold LAA management devices worldwide. For more information, visit AtriCure.com or follow us on Twitter @AtriCure.

About SentreHEART, Inc.

SentreHEART is a privately-owned medical device company based in Redwood City, California. Founded in 2005, SentreHEART has developed innovative technology for remote delivery of suture for closure of anatomic structures including the LAA. The company is committed to clinical evidence development and is currently sponsoring the FDA-approved prospective, multi-center, randomized controlled trial known as the aMAZE Trial. Information about the aMAZE Trial can be found at: https://amazetrial.com/en/

CONTACTS:

Andy Wade

AtriCure, Inc.

Senior Vice President and Chief Financial Officer

(513) 755-4564

awade@AtriCure.com

Lynn Pieper Lewis

Gilmartin Group

Investor Relations

(415) 937-5402

lynn@gilmartinir.com